Exhibit 99.3

DOLLY VARDEN SILVER CORPORATION

(the “Company”)

STOCK OPTION PLAN

May 20, 2022

1.	PURPOSE

The purpose of this Stock Option Plan (the “Option Plan”) is to provide the Company and its Subsidiaries (as defined herein) with the means to encourage, attract, retain and motivate certain Eligible Participants (as defined herein) through equity participation by granting such Eligible Participants stock options to purchase Common Shares (as defined herein), thus giving them an on-going proprietary interest in the Company. It is the intention of the Company that this Option Plan will at all times be in compliance with TSXV Policies (as defined below) and any inconsistencies between this Option Plan and TSXV Policies will be resolved in favour of the latter.

2.	DEFINITIONS

Unless otherwise defined herein, the following terms have the following meanings:

(a)

“Affiliate” means a person that is affiliated within the meaning of Section 1(2) of the Securities Act (British Columbia), as amended, and includes those issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities.

(b)

“Black-out Period” means an interval of time during which the Company has determined that one or more Eligible Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with the Company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject).

(c)	“Board” means the board of directors of the Company, and, where applicable, includes a committee of the Board authorized to administer this Option Plan pursuant to Section 3(a).

(d)	“Cashless Exercise” has the meaning given to such in term in TSXV Policy 4.4.

(e)	“Committee” has the meaning attributed thereto in Section 3(a).

(f)	“Common Share” means common shares of the Company.

(g)	“Consultant” has the meaning given to such term in TSXV Policy 4.4.

(h)	“Director” has the meaning given to such term in TSXV Policy 4.4.

(i)	“Discounted Market Price” means the Market Price less the maximum discount permitted under the TSXV Policies applicable to Options.

(j)	“Disinterested Shareholder Approval” has the meaning given to “disinterested Shareholder approval” in section 5.3 of TSXV Policy 4.4.

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(k)

“Eligible Participant” means a Director, Officer, Employee, Management Company Employee or Consultant of the Company or its Subsidiaries and, as context requires, shall include a registered retirement savings plan (“RRSP”) or registered retirement income fund (“RRIF”) established and controlled by an Eligible Participant or a company that is wholly owned by an individual Eligible Participant.

(l)	“Employee” has the meaning given to such term in TSXV Policy 4.4.

(m)	“Exchange Hold Period” has the meaning given to such term in TSXV Policy 1.1.

(n)	“Insider” has the meaning given to such term in TSXV Policy 1.1.

(o)

“Investor Relations Activities” has the meaning given such term in TSXV Policy 1.1 and for purpose of this Option Plan, Persons retained to perform Investor Relations Activities shall include any Consultant that performs Investor Relations Activities and any Employee, Management Company Employee, Officer or Director whose role and duties primarily consist of Investor Relations Activities.

(p)	“Issued Common Shares” means that number of Common Shares issued and outstanding, on a non-diluted basis, at any point in time as confirmed by the transfer agent and registrar for the Common Shares.

(q)	“Management Company Employee” has the meaning given to such term in TSXV Policy 4.4.

(r)	“Market Price” has the meaning given to such term in TSXV Policy 1.1.

(s)	“Officer” has the meaning given such term in TSXV Policy 4.4.

(t)	“Option” means an option to purchase Common Shares granted pursuant to, or governed by, this Option Plan.

(u)	“Person” means a company or an individual.

(v)	“Rolling 10% Plans” has the meaning attributed thereto in Section 4(a)(ii).

(w)	“Security Based Compensation” has the meaning given to such term in TSXV Policy 4.4.

(x)	“Security Based Compensation Plan” has the meaning given to such term in TSXV Policy 4.4, which when used to refer to such plans of the Company, includes this Option Plan.

(y)	“Subsidiary” has the meaning given to such term in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”), and any instrument in amendment thereto or replacement thereof.

(z)	“TSXV” means the TSX Venture Exchange.

(aa)

“TSXV Policies” means the policies included in the TSX Venture Exchange Corporate Finance Manual and “TSXV Policy” means any one of them, as such policies may be amended, supplemented or replaced from time to time.

(bb)	“TSXV Policy 1.1” means Policy 1.1 – Interpretation of the TSXV Policies, as may be amended, supplemented or replaced from time to time.

(cc)	“TSXV Policy 4.4” means Policy 4.4 – Security Based Compensation of the TSXV Policies, as may be amended, supplemented or replaced from time to time.

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3.	ADMINISTRATION

(a)

This Option Plan shall be administered by the Board, or any committee of the Board (each, a “Committee”) appointed by the Board to administer this Option Plan. Without limiting the generality of the foregoing, where a Committee has been appointed by the Board to administer this Option Plan pursuant to a resolution passed by the Board, such Committee has authority to:

(i)

grant to Eligible Participants, an RRSP or RRIF established and controlled by an Eligible Participant or a company that is wholly owned by an individual Eligible Participant up to the number of Options specified by the Board in the resolution appointing the Committee or in any other subsequent resolution(s) of the Board, the whole on the terms set out in such resolution(s);

(ii)	exercise rights reserved to the Company under this Option Plan;

(iii)	determine vesting terms and conditions for Options granted under this Option Plan in accordance with the terms and conditions of this Option Plan; and

(iv)	make all other determinations and take all other actions as it considers necessary or advisable for implementation and administration of this Option Plan.

(b)

The interpretation, construction and application of this Option Plan shall be made by the Board or a Committee and shall be final and binding on all holders of Options granted under this Option Plan and all Persons eligible to participate under the provisions of this Option Plan.

(c)

No member of the Board or Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Option Plan or any Options granted under it.

4.	COMMON SHARES SUBJECT TO THIS OPTION PLAN

(a)	Subject to Section 4(b):

(i)

the maximum number of Common Shares which may be issued under Options granted under this Option Plan, from time to time, shall be equal to a maximum of 10% of the total number of Issued Common Shares calculated on the date the Option is granted or issued to such person; and

(ii)

if the Company has any other Security Based Compensation Plan(s) that fall within the “rolling up to 10%” category under Section 3.1(a) of TSXV Policy 4.4 (collectively, the “Rolling 10% Plans”), the number of Common Shares that are issuable pursuant to the Option Plan and such other Rolling 10% Plans in aggregate shall be equal to up to a maximum of 10% of the total number of Issued Common Shares on the date the Option is granted or issued or the issuance date of any Security Based Compensation under any of such Rolling 10% Plans.

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(b)	The following limitations apply to grants of Options under this Option Plan:

(i)	unless the Company has obtained the requisite Disinterested Shareholder Approval;

(A)

the maximum aggregate number of Common Shares that are issuable under all Security Based Compensation Plans of the Company granted or issued in any 12-month period to any one person (and companies owned or controlled by that Person) must not exceed 5% of the total number of Issued Common Shares, calculated as at the date any Security Based Compensation is granted or issued to such person;

(B)

the maximum aggregate number of Common Shares which may be issued under all Security Based Compensation Plans of the Company granted or issued to Insiders as a group must not exceed 10% of the Issued Common Shares at any point in time; and

(C)

the maximum aggregate number of Common Shares that are issuable under all Security Based Compensation Plans of the Company granted or issued in any 12-month period to Insiders as a group must not exceed 10% of the Issued Common Shares, calculated on the date any Securities Based Compensation is granted to an Insider; and

(ii)

the maximum aggregate number of Common Shares that are issuable under all Security Based Compensation Plans of the Company granted or issued in a 12-month period to any one Consultant must not exceed 2% of the Issued Common Shares, calculated at the date any Securities Based Compensation is granted to the Consultant; and

(iii)

the maximum aggregate number of Common Shares that are issuable under all Security Based Compensation Plans of the Company granted or issued in a 12-month period to all Persons retained to provide Investor Relations Activities must not exceed 2% of the Issued Common Shares, calculated at the date any Securities Based Compensation is granted to any such Person.

(c)

Common Shares in respect of which an Option is granted under this Option Plan but not exercised prior to the termination of such Option, due to the cancelation, expiration, termination or lapse of such Option or otherwise, shall be available for new grants of Options to be granted thereafter pursuant to the provisions of this Option Plan. All Common Shares issued pursuant to the exercise of the Options granted under this Option Plan shall be so issued as fully paid and non-assessable Common Shares.

(d)

This Option Plan is an “evergreen” plan and, accordingly, any exercise of Options will, subject to the overall limit provided for at Section 4(a) above, make new grants available hereunder effectively resulting in a reloading of the number of Options available to grant hereunder.

(e)

The Board (which for these purposes does not include a reference to a Committee) shall allot, set aside and reserve for issuance for the purpose of this Option Plan a sufficient number of Common Shares at each meeting of the Board such that the number of Common Shares issuable under Section 4 shall be properly allotted, set aside and reserved for issuance.

5.	ELIGIBILITY AND GRANT OF OPTIONS

(a)

Options shall be granted only to Eligible Participants, an RRSP and RRIF established and controlled by an Eligible Participant or a company that is wholly owned by an individual Eligible Participant and provided that in each case, the Eligible Participant is an Eligible Participant at the time of the grant.

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(b)

Subject to the foregoing, the Board shall have full and final authority to determine the Eligible Participants who are to be allocated and granted Options under this Option Plan and the number of Common Shares subject to each Option grant. Subject to Section 14, Options granted under this Option Plan shall be for the purchase of Common Shares only, and for no other security.

(c)

Unless limited by the terms of this Option Plan or any regulatory or stock exchange requirement, the Board shall have full and final authority to determine the terms and conditions attached to any grant of Options under this Option Plan.

(d)	The Company may only grant Options pursuant to resolutions of the Board.

(e)	The Company may not grant any Options while there is an undisclosed material change or undisclosed material fact relating to the Company.

(f)

Any Option granted under this Option Plan shall be subject to the requirement that, if at any time the Company determines that the listing, registration or qualification of the Common Shares subject to such Option, or such Option itself, upon any stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any stock exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Common Shares thereunder, such Option may not be granted, accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board (which for these purposes does not include a reference to a Committee).

(g)	The Company and the Eligible Participant are responsible for ensuring and confirming that the Eligible Participant is a bona fide Eligible Participant.

(h)

The Board shall complete and file, in accordance with applicable law, or shall cause to be completed and filed, all notices, reports, filings or other documentation required by applicable law, regulatory requirement or stock exchange rule, in connection with a grant of Options or an issuance or purchase of Common Shares thereunder.

6.	PRICE

(a)	The Option exercise price per Common Share that is subject of any Option shall be fixed by the Board when such Option is granted.

(b)

The Option exercise price per Common Share shall not be less than the Discounted Market Price. If the Company does not issue a news release to fix the exercise price pursuant to TSXV Policy 4.4, the Discounted Market Price is the last closing price before the date of the grant less the applicable discount.

(c)

Where the exercise price of an Option is at a discount to Market Price or where otherwise required under the TSXV Policies, all Options and any Common Shares issued under such Options exercised prior to the expiry of the Exchange Hold Period shall be legended with the Exchange Hold Period commencing on the date the Options were granted.

(d)

The Board shall not set the exercise price of any Option on the basis of a Market Price which does not reflect material information of which the Directors and Officers of the Company are aware but which has not been generally disclosed to the public.

(e)	The Option price per share will be expressed in Canadian dollars.

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7.	PERIOD OF OPTION AND RIGHTS TO EXERCISE

(a)

Subject to the provisions of Sections 7, 12 and 13, Options will be exercisable in whole or in part, and from time to time, at any time following the date of grant and prior to the expiry of their term, but provided that if an Option expires during a Black-out Period (including expiry of an Option under Sections 12(a) and 12(b) below but not including expiry of an Option if the Eligible Participant shall cease to be an Eligible Participant for cause), then the Option shall remain exercisable until the period ending up to 10 trading days after the end of such Black-out Period, notwithstanding the expiry of its term.

(b)	Options shall not be granted for a term exceeding ten years (but subject to extension in the case of Black-out Period as described in Section 7(a)).

(c)

Subject to the Board’s sole discretion in modifying the vesting of Options, from time to time, Options granted shall vest, and become exercisable, upon and subject to such terms, conditions and limitations as contained herein and otherwise as the Board may from time to time determine with respect to each Option, except that Options issued to Persons retained to provide Investor Relations Activities must vest in stages over a period of not less than twelve months and no more than 25% of such Options can vest in any three month period; provided that the vesting of such Options issued to Persons retained to provide Investor Relations Activities may not be accelerated by the Board without prior approval of the TSXV.

(d)	Subject to Section 11(b), the Common Shares to be purchased upon each exercise of an Option shall be paid for in full in cash by the Eligible Participant at the time of exercise.

(e)

Except as provided in Sections 12 and 13, no Option which is held by an Eligible Participant, an RRSP or RRIF established and controlled by an Eligible Participant or a company that is wholly owned by an individual Eligible Participant may be exercised unless the Eligible Participant is then an Eligible Participant, and in the case of an Employee, the Employee has been continually employed by the Company since the date of the grant of the Option, but provided that an authorized absence of leave shall not be considered an interruption of employment for purposes of this Option Plan.

8.	EVIDENCE OF OPTIONS

Following the grant of an Option in accordance with this Option Plan, the Company shall forward to such Eligible Participant, a Notice of Grant (the “Notice”) substantially in the form set out as Schedule “A” attached hereto, which Notice shall evidence the grant of the Option under this Option Plan. The Company shall also forward to the Eligible Participant, in addition to the Notice, a copy of this Option Plan (on the first grant of an Option) and any other documentation that may be required by applicable law, stock exchange or regulatory requirements.

9.	NON-TRANSFERABILITY OF OPTION

Subject to applicable law, no Option granted under this Option Plan shall be assignable or transferable otherwise than:

(a)	by will or by the laws of descent and distribution, and such Option shall be exercisable, during an Eligible Participant’s lifetime, only by the Eligible Participant (subject to Section 12(a));

(b)	to an Eligible Participant’s RRSP or RRIF, provided that the Eligible Participant is, during the Eligible Participant’s lifetime, the sole beneficiary of the RRSP or RRIF; or

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(c)	a company that is wholly owned by an individual Eligible Participant provided that such company has complied with the requirements of section 2(c) of TSXV Policy 4.4.

10.	NO ASSURANCE OF FUTURE OPTIONS

For greater certainty and without limiting the discretion conferred on the Board, the Board’s decision to approve the grant of an Option in any year or at any time shall not require the Board to approve the grant of an Option to any Eligible Participant in any other year or at any other time; nor shall the Board’s decision with respect to the size or terms and conditions of an Option grant in any year or at any time require it to approve the grant of an Option of the same size or with the same exercise price, vesting or other terms and conditions to any Eligible Participant in any other year or at any other time. No Eligible Participant has any claim or right, legal or equitable, to receive an Option grant from the Company.

11.	EXERCISE OF OPTION

(a)

Subject to Section 11(b), an Option may be exercised from time to time by delivering to the Company at its head or registered office, a written notice of exercise substantially in the form set out as Appendix I to the Notice, specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment for the full amount of the purchase price of the Common Shares then being purchased.

(b)

The holder an Option may exercise such Option on a Cashless Exercise basis in accordance with TSXV Policy 4.4, provided that the Company has entered into an agreement with a brokerage firm to facilitate such Cashless Exercise.

(c)

Upon receipt of a certificate of an authorized Officer directing the issue of Common Shares purchased under this Option Plan, the transfer agent of the Company is authorized and directed to issue and countersign share certificates for the purchased Common Shares in the name of the Eligible Participant or the Eligible Participant’s legal personal representative or as may otherwise be directed in writing by the Eligible Participant, including into a book-entry system, if requested.

(d)

Notwithstanding Section 5(f), the Company shall not, upon the exercise of any Option, be required to register, issue or deliver any Common Shares prior to: (a) the listing of such Common Shares on any stock exchange on which the Common Shares may then be listed; and (b) the completion of such registration or other qualification of such Common Shares under any law, rules or regulation as the Company shall determine to be necessary or advisable (including, without limitation, NI 45-106). If any Common Shares cannot be registered, issued or delivered to any Eligible Participant for whatever reason, the obligation of the Company to issue such Common Shares shall terminate and any Option exercise price paid to the Company shall be returned to the Eligible Participant without deduction or interest.

(e)

If the Company or a Subsidiary or Affiliate is required under the Income Tax Act (Canada) or any other applicable law to make source deductions in respect of any Option benefits and to remit to the applicable governmental authority an amount on account of tax on the value of the taxable benefit associated with the issuance of Common Shares on exercise of Options, then the Eligible Participant shall:

(i)

pay to the Company or the Subsidiary or Affiliate, in addition to the exercise price for the Options, sufficient cash as is reasonably determined by the Company to be the amount necessary to permit the required tax remittance;

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(ii)

permit the Company or the Subsidiary or Affiliate to sell or cause to be sold by a broker or agent engaged by the Company, on behalf of the Eligible Participant, such number of Common Shares issuable to the Eligible Participant on the exercise of such Options as is sufficient to fund the Company’s or the Subsidiary or Affiliate’s obligations to make source deductions; or

(iii)	make other arrangements acceptable to the Company to fund the required tax remittance.

(f)

The sale of Common Shares by the Company, or by a broker or agent engaged by the Company or a Subsidiary or Affiliate in accordance with Section 11(e)(ii), will be made on the exchange on which the Common Shares are then listed for trading. The Eligible Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Common Shares on his or her behalf and acknowledges and agrees that:

(i)

the number of Common Shares sold shall, at a minimum, be sufficient to fund the Company or the Subsidiary or Affiliate’s obligations to make source deductions, net of any selling costs, which costs are the responsibility of the Eligible Participant and which the Eligible Participant hereby authorizes to be deducted from the proceeds of such sale;

(ii)

in effecting the sale of any such Common Shares, the Company or the Subsidiary or Affiliate or the broker or agent will exercise its sole judgement as to the timing and the manner of sale and will not be obligated to seek or obtain any minimum price;

(iii)

neither the Company nor the Subsidiary or Affiliate, nor the broker or agent will be liable for any loss arising out of any sale of such Common Shares, including any loss relating to the pricing, manner of timing of such sales or any delay in transferring any Common Shares to an Eligible Participant or otherwise; and

(iv)	the sale price of Common Shares will fluctuate with the market price of the Common Shares and no assurance can be given that any particular price will be received upon any sale.

(g)	It is the responsibility of the Eligible Participant to ensure that they adhere to tax legislation in their jurisdiction regarding the reporting of benefits derived from the exercise of Options.

(h)

In the event any taxation authority should reassess the Company or a Subsidiary or Affiliate for failure to have withheld income tax, or other similar payments from the Eligible Participant, pursuant to the provisions herein, the Eligible Participant shall reimburse and save harmless the Company, the Subsidiary or Affiliate for the entire amount assessed, including penalties, interest and other charges.

12.	CESSATION OF PROVISION OF SERVICES

(a)

Death of an Eligible Participant. In the event of the death of an Eligible Participant during the term of the Eligible Participant’s Option, the Option theretofore granted to the Eligible Participant shall be exercisable within, but only within, the period of one year following the Eligible Participant’s death, and in no event after the expiry date of the Option. Before expiry of an Option under this Section 12(a).

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(b)

Termination of Employment or Office. Subject to the discretion of the Board to determine otherwise (which for these purposes does not include a reference to a Committee) or as otherwise agreed in any contract with any Eligible Participant which has been approved by the Board, and this Section 12, if any Eligible Participant shall cease to be an Eligible Participant of, or to, the Company or its Subsidiary, for any reason, other than for cause or death, he or she may exercise any Option issued under this Option Plan that is then exercisable, but only within the period that is 90 days from the date that he or she ceases to be an Eligible Participant; provided that, in any case where the Board determines otherwise or as otherwise agreed in any contract with any Eligible Participant which has been approved by the Board, the exercise period of an Option held by a Person who ceases to be an Eligible Participant shall not be longer than 12 months following the date such Person ceased to be an Eligible Participant. In the event that an Eligible Participant ceases to be an Eligible Participant because of termination for cause or material violation of any agreement, the Options of the Eligible Participant not exercised at such time shall immediately be cancelled on the date of such termination and be of no further force or effect whatsoever notwithstanding anything to the contrary in this Option Plan. For the avoidance of doubt, if an Eligible Participant’s position with the Company or any Subsidiary changes from one of the said categories to another category or between the Company and any Subsidiary, such change shall not constitute termination, resignation or retirement for the purpose of this Option Plan.

(c)

Other. If any Eligible Participant shall cease to be an Eligible Participant for any reason other than provided for in this Section 12, the Options of the Eligible Participant not exercised at such time shall immediately be cancelled and be of no further force or effect whatsoever, unless otherwise determined by the Board.

13.	EXTENSION OF OPTION

In addition to the provisions of Section 12, the Board (which for these purposes does not include a reference to a Committee) may extend the period of time within which an Option held by a deceased Eligible Participant may be exercised but such an extension shall not be granted beyond the original expiry date of the Option. Any extensions of Options granted under this Option Plan are subject to any applicable regulatory or stock exchange approvals required at such time.

14.	ADJUSTMENTS IN SHARES SUBJECT TO THE OPTION PLAN

For the purposes of this Section 14, any reference to the Board does not include a reference to a Committee.

(a)

Adjustment. Subject to this Section 14, the aggregate number and kind of shares or other securities available or issuable under this Option Plan shall be appropriately and equitably adjusted in the event of an arrangement, reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares or other securities of the Company.

(b)

Effect of Take-Over Bid. If a bona fide offer (the “Offer”) for Common Shares is made to an Eligible Participant or to shareholders generally or to a class of shareholders which includes an Eligible Participant, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of the Securities Act (British Columbia), then the Company shall, if instructed by the Board in its sole discretion, notify each Eligible Participant of the full particulars of the Offer. The Board will have the sole discretion to amend, abridge or otherwise eliminate any vesting terms, conditions or schedule so that despite the other terms of this Option Plan (except, without the prior approval of the TSXV, the vesting terms of Options granted to Persons retained to perform Investor Relation Activities), any Options granted under this Option Plan may be exercised in whole or in part by Eligible Participants so as to permit Eligible Participants to tender the Common Shares received upon the exercise of Options (the “Optioned Shares”) pursuant to the Offer. If:

(i)	the Offer is not complied with within the time specified therein;

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(ii)	the Eligible Participant does not tender the Optioned Shares pursuant to the Offer; or

(iii)

all of the Optioned Shares tendered by the Eligible Participant pursuant to the Offer are not taken up and paid for by the offeror in respect thereof, then, at the discretion of the Board, the Optioned Shares or, in the case of Section 14(b)(ii), the Optioned Shares that are not taken up and paid for, shall be returned by the Eligible Participant and reinstated as authorized but unissued Common Shares and the terms of the Option as set forth in this Option Plan and the Notice shall again apply to the Option. If any Optioned Shares are returned to the Company under this Section 14, the Company shall refund the exercise price to the Eligible Participant for such Optioned Shares.

(c)

Effect of Reorganization, Amalgamation, Merger, etc. If there is a consolidation, reorganization, merger, amalgamation or statutory amalgamation or arrangement of the Company with or into another corporation, a separation of the business of the Company into two or more entities or a transfer of all or substantially all of the assets of the Company to another entity, at the discretion of the Board, upon the exercise of an Option under this Option Plan, the holder thereof shall be entitled to receive any securities, property or cash which the Eligible Participant would have received upon such consolidation, reorganization, merger, amalgamation, statutory amalgamation or arrangement, separation or transfer if the Eligible Participant had exercised his Option immediately prior to the applicable record date or event, as applicable, and the exercise price shall be adjusted as applicable by the Board, unless the Board otherwise determines the basis upon which such Option shall be exercisable, and any such adjustments shall be binding for all purposes of this Option Plan. Notwithstanding any other term of this Option Plan, the Board has the sole discretion to amend, abridge or eliminate any vesting terms (except, without the prior approval of the TSXV, the vesting terms of Options granted to Persons retained to perform Investor Relation Activities), conditions or schedule or to otherwise amend the conditions of exercise so that any such Option may be exercised in whole or in part, conditionally or otherwise, by the Eligible Participant so as to entitle the Eligible Participant to receive any securities, property or cash which the Eligible Participant would have received upon such consolidation, reorganization, merger, amalgamation, statutory amalgamation or arrangement, separation or transfer if the Eligible Participant had exercised his, her or its Option immediately prior to the applicable record date or event and, if determined appropriate by the Board, any such Option not exercised or surrendered at the effective time or record date (as applicable) of such consolidation, reorganization, merger, amalgamation, statutory amalgamation or arrangement, separation or transfer will be deemed to have expired.

(d)

TSXV Approval. Notwithstanding any other provision of this Option Plan, any adjustment to an Option granted or issued under this Option Plan, except in relation to a consolidation or stock split, is subject to the prior approval of the TSXV.

15.	AMENDMENT AND TERMINATION OF THIS OPTION PLAN

(a)

Subject to Section 15(b), the Board (which for these purposes does not include a reference to a Committee) may at any time, and from time to time, and without shareholder approval, amend any provision of this Option Plan, that is an amendment to fix typographical errors or amendments to clarify the existing provisions of this Option Plan that do not substantively alter the scope, nature and intent of the provisions, or terminate this Option Plan. Any other amendment shall require the approval of the TSXV, except as provided in Section 15(c).

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(b)	Notwithstanding Section 15(a) and any TSXV approval to an amendment, the Board (nor the Committee) shall not be permitted to amend:

(i)	Section 4(a) in order to change the percentage of Common Shares issuable under this Option Plan;

(ii)	the limitations in Section 4(b);

(iii)	Section 6 in any manner;

(iv)	the method for determining the exercise price of Options;

(v)	the definition of “Eligible Participant” or the Persons eligible to participate in this Option Plan;

(vi)	the exercise price of any Option issued under this Option Plan to an Insider where such amendment has the effect of reducing the exercise price of such Option;

(vii)	the expiry date of any Option issued under this Option Plan to an Insider where such amendment would cause an extension to the original expiry date; or

(viii)	the expiry and termination provisions herein, in each case without first having obtained Disinterested Shareholder Approval.

(c)	The Company may amend the terms of an Option without the acceptance of the TSXV in the following circumstances, but provided the Company issues a news release outlining the terms of the amendment:

(i)	to reduce the number of Common Shares under Option;

(ii)	to increase the exercise price of an Option; or

(iii)	to cancel an Option.

(d)	Any amendment or termination shall not alter the terms or conditions of any Option or impair any right of any holder of Options pursuant to any Option granted prior to such amendment or termination.

(e)	Notwithstanding the foregoing, this Option Plan will automatically terminate when, and if, any of the authorizations required to authorize this Option Plan shall cease.

16.	RIGHTS PRIOR TO EXERCISE

An Eligible Participant shall have no rights whatsoever as a shareholder in respect of any Common Shares, including any right to receive dividends or other distributions therefrom or thereon, other than in respect of Common Shares in respect of which the Eligible Participant shall have exercised the Option to purchase hereunder and which the Eligible Participant shall have actually taken up and paid for in full. For greater certainty, a holder of an Option under this Option Plan shall not be permitted to vote on any arrangement of the Company proposed to the holders of the Common Shares.

17.	NO CONTINUED SERVICE

Nothing contained in this Option Plan or the grant of an Option shall confer upon any Eligible Participant any right with respect to employment or continuance of employment, consultancy agreement, or service of any nature with the Company or any Subsidiary or Affiliate of the Company, or interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Eligible Participant’s employment or consultancy agreement at any time. Participation in this Option Plan by an Eligible Participant is entirely voluntary and Eligible Participant may decline the grant of an Option at any time and/or voluntarily agree to the termination of an Option previously granted at any time.

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18.	EFFECTIVE DATE

The Option Plan shall be established effective on the date that this Option Plan has been adopted by the Board (the “Effective Date”) provided, however, that while Options may be granted prior to the necessary regulatory, stock exchange and shareholder approvals, no Options shall be exercised in accordance with this Option Plan prior to it having received the necessary regulatory, stock exchange and shareholder approvals. If any Common Shares cannot be issued upon exercise for any reason, including, without limitation, the failure to obtain such approvals, then the obligation of the Company to issue such Common Shares shall terminate and any Option price paid by the holder of such Option to the Company shall be immediately refunded by the Company.

19.	NO REPRESENTATION OR WARRANTY

The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Option Plan.

20.	EXPIRY OF OPTION

On the expiry date of any Option granted under this Option Plan, and subject to any extension of such expiry date permitted in accordance with this Option Plan, such Option shall forthwith expire and terminate and be of no further force or effect whatsoever, or as to the Common Shares in respect of which the Option has not been exercised.

21.	SUPREMACY

To the extent there is any inconsistency between this Option Plan and TSXV Policies, the TSXV Policies shall prevail.

22.	NOTICE

Any notice required to be given by this Option Plan shall be in writing and shall be given by registered mail, postage prepaid, or delivered by courier or by electronic transmission such as email addressed, if to the Company, to the head office of the Company, Attention: Corporate Secretary; or if to an Eligible Participant, to such Eligible Participant at his or her address as it appears on the books of the Company or in the event of the address of any such Eligible Participant not so appearing, then to the last known address of such Eligible Participant; or if to any other person, to the last known address of such person.

23.	NO FRACTIONAL SHARES

No fractional Common Shares will be issued upon the exercise of an Option. If, as a result of a consolidation, subdivision, conversion, exchange or reclassification of Common Shares, the holder of an Option would become entitled to a fractional Common Share, such person will have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

24.	TIME OF ESSENCE

Time is of the essence of this Option Plan and of each Notice. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

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25.	GOVERNING LAW

This Option Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

26.	APPROVAL

(a)	Unless TSXV Policies otherwise provide, this Option Plan must receive the approval of shareholders at the annual general meeting of the Company for that year.

(b)	Where any shareholder approval required in this Option Plan is required to be Disinterested Shareholder Approval, such approval must be determined and calculated as required by TSXV Policies.

(c)	This Option Plan was:

(i)	initially approved by the Board on May 20, 2022; and

(ii)	initially approved by shareholders on June 22, 2022.

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SCHEDULE “A”

FORM OF NOTICE OF GRANT

DOLLY VARDEN SILVER CORPORATION

NOTICE OF GRANT

This Notice of Grant (this “Notice”) is granted by Dolly Varden Silver Corporation (the “Company”) in favour of the Eligible Participant named below (the “Optionee”) pursuant to and on the terms and subject to the conditions of the Company’s Stock Option Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Notice shall have the meanings set forth in the Option Plan.

The terms of the option (the “Option”), in addition to those terms set forth in the Option Plan, are as follows:

1.	Optionee. The Optionee is [•].

2.

Number of Common Shares. The Optionee may purchase up to [•] Common Shares (the “Option Shares”) pursuant to this Option, as and to the extent that the Option vests and becomes exercisable as set forth in section 6 of this Notice.

3.	Exercise Price. The exercise price is CAD$[•] per Option Share (the “Exercise Price”).

4.	Date Option Granted. The Option was granted on [•].

5.	Expiry Date. The Option terminates on [•]. (the “Expiry Date”).

6.	Vesting. The Option to purchase Option Shares shall vest and become exercisable as follows:

a.	[•]

7.

Exercise of Options. In order to exercise the Option, the Optionee shall notify the Company in the form annexed hereto as Appendix I, pay the Exercise Price to the Company as required by the Option Plan, whereupon the Optionee shall be entitled to receive a certificate representing the relevant number of fully paid and non-assessable Common Shares.

8.	Transfer of Option. The Option is not-transferable or assignable except in accordance with the Option Plan.

9.

Inconsistency. This Notice is subject to the terms and conditions of the Option Plan and in the event of any inconsistency or contradiction between the terms of this Notice, the Option Plan and any other agreement the Optionee has with the Company, the terms of the Option Plan shall govern.

10.

Severability. Wherever possible, each provision of this Notice shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Notice is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Notice shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.

Entire Agreement. This Notice and the Option Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.	Successors and Assigns. This Notice shall bind and enure to the benefit of the Optionee and the Company and their respective successors and permitted assigns.

13.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

14.

Governing Law. This Agreement and the Option shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

15.	Counterparts. This Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

By signing this Notice, the Optionee acknowledges that the Optionee has been provided a copy of and has read and understands the Option Plan and agrees to the terms and conditions of the Option Plan and this Notice.

IN WITNESS WHEREOF the parties hereof have executed this Notice as of the ______ day of _____________________, 20__.

DOLLY VARDEN SILVER CORPORATION

By:
Authorized Signing Officer

[Insert Eligible Participant’s Name]

APPENDIX I

DOLLY VARDEN SILVER CORPORATION

ELECTION TO EXERCISE STOCK OPTIONS

TO:	DOLLY VARDEN SILVER CORPORATION (the “Company”)

The undersigned hereby elects to exercise Options granted by the Company to the undersigned pursuant to a Notice of Grant dated ______________________, 20___ under the Company’s Stock Option Plan (the “Plan”), for the number of Common Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Option Plan.

Number of Common Shares to be acquired:

Exercise Price (per Common Share):	CAD$	_____________________________

Aggregate Purchase Price:	CAD$	_____________________________

Amount enclosed that is payable on account of any source deductions relating to this Option exercise (contact the Company for details of such amount):	CAD$	_____________________________

☐ Or check here if alternative arrangements have been made with the Company (i.e., Cashless Exercise).

and hereby tenders a bank draft, certified cheque, wire transfer or other form of payment confirmed as acceptable by the Company for such aggregate purchase price, and, if applicable, all source deductions, and directs such Common Shares to be registered as follows:

(Name)

(Address)

I/We hereby agree to file or cause the Company to file on my/our behalf, on a timely basis, all insider reports and other reports that I/we may be required to file under applicable securities laws. I/We understand that this request to exercise my Options is irrevocable.

DATED this ____ day of __________________, 20____.

Signature of Eligible Participant

Name of Eligible Participant (Please Print)